Exhibit 99.1

ADAPTHEALTH CORP.

FOR IMMEDIATE RELEASE

AdaptHealth Appoints Diana Nole to Board of Directors

PLYMOUTH MEETING, Pa. – October 17, 2024 – AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment, medical supplies, and related services, today announced the appointment of Diana Nole to the Board of Directors, effective October 16, 2024.

“We are thrilled to welcome Diana to the AdaptHealth Board of Directors. Her extensive leadership experience in the healthcare technology sector caught our eye and we soon discovered that her decisive, resourceful leadership style and expertise in business transformation aligned perfectly with our current goals as an organization,” said Dale Wolf, Chairman of the AdaptHealth Board of Directors.

Ms. Nole joins AdaptHealth with over 18 years of senior leadership experience in the Healthcare AI and Healthcare IT industries. She most recently served as the EVP and General Manager of the Healthcare division of Nuance Communications, a Microsoft Cloud & AI company that provides AI driven clinical documentation creation, clinical revenue cycle integrity and diagnostic radiology cloud solutions to the global healthcare industry. In this role, she worked to accelerate recuring revenue growth, successfully completed the divestiture of a declining business segment and developed the leadership team and culture in an effort to create sustainable growth and innovation.

Prior to joining Nuance, Ms. Nole spent five years as CEO of the Healthcare division of Wolters Kluwer, a company specializing in software solutions and services for healthcare professionals, where she directly led the restructuring of the organization, IT systems, and operational processes.

“It’s an honor to be appointed to AdaptHealth’s Board of Directors at such an exciting time for the Company. I am impressed by the plan laid out by the leadership team, and furthermore, by the work they have already done to execute on it. I am eager to get a seat at the table and use my experience to help advise them on their road ahead,” said Ms. Nole.

About AdaptHealth Corp.

AdaptHealth is a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment (HME), medical supplies, and related services. The Company provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to challenges in their activities of daily living, and thrive. Product and service offerings include (i) sleep therapy equipment, supplies, and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) HME to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid, and commercial insurance payors, reaching approximately 4.2 million patients annually in all 50 states through its network of approximately 670 locations in 47 states.

Contacts

AdaptHealth Corp.

Jason Clemens, CFA

Chief Financial Officer

Investor Relations

ICR Westwicke

IR@adapthealth.com